Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of PowerShares Exchange-Traded Fund Trust II our report dated December 22, 2016, relating to the financial statements and financial highlights, which appears in the PowerShares Taxable Municipal Bond Portfolio’s (formerly, PowerShares Builder America Bond Portfolio) Annual Report on Form N-CSR for the year ended October 31, 2016. We also consent to the references to us under the headings “Fund Service Providers”, “Financial Highlights”, “Statement of Additional Information”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

May 9, 2017